Exhibit 10.9

EXECUTIVE SEVERANCE PLAN
(amended and restated effective April 25, 2017)

1.    GENERAL POLICY.

In order to attract and retain the appropriate level of talent for its executive positions, The Scotts Company LLC and its Affiliates (the “Company”) will provide Severance Benefits, as defined below, to Executives in the event that their employment is terminated without Cause in accordance with the terms of this Executive Severance Plan, which was most recently restated effective April 25, 2017 (the “Plan”).

2.    ELIGIBLE PARTICIPANTS.

2.1.    Designation of Eligibility. The Board of Directors of the Scotts Miracle-Gro Company (the “Board”) or the Compensation and Organization Committee of the Board (the “Committee”) shall determine whether an associate is initially eligible, whether that associate retains that eligibility to receive Severance Benefits under this Plan and the level of Severance Benefits to which that associate may become entitled as provided herein. Eligibility decisions shall be made by official action of the Board or the Committee, or the individual or committee to whom a delegation is made by the Board or the Committee. Eligible associates shall include only those associates employed at the Company or any domestic Affiliate and shall be called “Executives” for the purposes of this Plan. An Executive designated as eligible will be informed in writing and asked to sign a “Participation Agreement,” in the form specified by the Company, and Executives who thereafter become ineligible shall likewise be informed in writing and the Participation Agreement shall then be null and void. Subject to paragraphs 2.2 and 2.3, Eligibility shall be effective on the date established in the official eligibility decision. If an Executive is notified of ineligibility or termination of the Plan, such notice shall be effective on the first anniversary of the date that the Executive is notified of that decision. Each Executive must acknowledge, by executing the Participation Agreement, that this Plan supersedes any prior agreement, arrangement, plan or program for the payment of severance, salary continuation or the provision of other severance benefits, as well the Executive’s acceptance of the authority of the Board and the Committee under Article 4.

2.2.    Notice of Eligibility. Except as otherwise specifically provided in a Participation Agreement, an Executive is eligible for Severance Benefits under this Plan only if the Executive receives a Notice of Termination from the Company. “Notice of Termination” means a written notice expressly stating the Company’s decision to terminate the Executive’s employment without Cause.

2.3.    Acknowledgment, Release, and Post-Employment Obligations. Executives are eligible for Severance Benefits under this Plan only if, (i) within sixty days after the Effective Date of Termination, or such later date as is permitted by law for signing and revocation, but not in excess of seventy days, they have signed and not revoked a release agreement approved by the Company and effective after the Effective Date of Termination

(a “Release”), and (ii) they agree to be bound by a separate confidentiality, noncompetition, and nonsolicitation agreement, similar arrangements, and all other post-employment obligations under any Company policy with post-employment obligations (“Post-Employment Obligations”). An Executive must also acknowledge in the Participation Agreement that the Severance Benefits must be repaid, and the payment of any future Severance Benefits, if any, will cease in the event that the Company determines in its sole discretion that the Executive has breached any Post-Employment Obligations.

2.4.    Release. The Company shall provide a Release to the Executive on or shortly after the Effective Date of Termination, and the Executive may execute the Release during the time period permitted by applicable law. After the execution of the Release, without revocation, and the Company makes the payments referred to in Article 3, the Company shall have no further obligations under this Plan to the Executive. Except for any payments made under this Plan, the Company shall have no further severance obligations to the Executive, whether under another agreement or plan, and no additional severance will be payable in connection with the Executive’s termination of employment.

3.    SEVERANCE BENEFITS. Provided that the conditions of Section 2 are satisfied, an Executive shall be entitled to receive the payments and benefits specified in the Participation Agreement or as otherwise specified below (“Severance Benefits”). Unless otherwise specified in a Participation Agreement, payments, in accordance with the Company’s normal payroll processes and withholding practices, shall commence within sixty days after the Effective Date of Termination, or such later date as is permitted by law for signing and revoking the Release, but not in excess of seventy days. For the purposes of the Plan and except as specified in the Participation Agreement (although not relevant to every Executive) the following terms have the indicated meaning:

3.1.    Base Salary. “Base Salary” means the salary of record for the Executive on the Effective Date of Termination in United States dollars as annual salary excluding all other amounts received, including under incentive or other bonus plans, whether or not deferred.

3.2.    Target Bonus Opportunity. “Target Bonus Opportunity” means, for any fiscal year/performance period, the amount of money determined by multiplying the Executive’s target bonus percentage with respect to his or her annual bonus award by the Executive’s Base Salary. For example, if the Executive’s Base Salary is $100,000.00 and the Executive’s target bonus percentage with respect to his or her annual bonus award is 25%, then the Executive’s Target Bonus Opportunity is $25,000.00.

3.3.    Prorated Annual Bonus Award. “Prorated Annual Bonus Award” means, for any fiscal year/performance period, the annual bonus award that the Executive would have received had the Executive remained employed for the entire fiscal year/performance period, but prorated based on the actual salary (excluding all other amounts received, including under incentive or other bonus plans, whether or not deferred) paid to the Executive during such fiscal year/performance period for services rendered through the Effective Date of Termination.

3.4.    Benefits and Benefits Offset Payment. An Executive may be eligible to elect COBRA continuation benefits as to medical, dental, and vision insurance benefits, and participation in the Employee Assistance Program as provided by applicable law and the applicable plan. At the time payment is made, pursuant to the first paragraph of this Section 3, the Company shall also pay Executive, an amount equal to the excess of the then COBRA premium charged by the Company to terminated employees, as in effect from time to time, over the premium for such benefits charged to active employees, applicable to the benefits for which Executive was actively participating at the Effective Date of Termination (a “Benefits Offset Payment”). This Benefits Offset Payment will be made for each month starting with the month following the Effective Date of Termination for the length of the “Severance Period,” as set forth in the Participation Agreement.

3.5.    Outplacement Payment. In order to assist the Executive with his or her transition, the Executive shall be entitled to receive outplacement services at the level in place under the Company’s outplacement program in effect on the Effective Date of Termination.

3.6.    Vested Benefits. All other benefits to which the Executive has a vested right, as of the Effective Date of Termination, shall be paid or provided according to the provisions of the governing plan or program.

3.7.    Changes in Benefits. Any change to this Plan that alters the Severance Benefits described in this Section 3 or in the Participation Agreement shall take effect one year after that change is adopted by official action of the Board or the Committee. The previous sentence notwithstanding, this Plan may be modified and altered at any time in order to comply with applicable laws including tax or securities laws.

3.8.    Tax Withholdings. All payments described herein or in the Participation Agreement shall be reduced by applicable withholdings and paid pursuant to the Company’s ordinary payroll practices. No interest shall accrue on any such payments.

3.9.    Forfeiture. Any attempt by an Executive to negotiate or demand greater benefits than those set forth above shall constitute a rejection of the Severance Benefits and terminate the Executive’s eligibility for Severance Benefits, effective immediately.

3.10.    Code Section 409A Compliance. It is the Company’s intent that amounts paid under this Plan shall not constitute “deferred compensation” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the regulations promulgated thereunder, because the amounts paid under this Plan are structured to comply with the “short-term deferral” exception to Code Section 409A. However, if any amount paid under this Plan is determined to be “deferred compensation” within the meaning of Code Section 409A and compliance with one or more of the provisions of this Plan would cause or would result in a violation of Code Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Code Section 409A, including but not limited to, the imposition of a six (6) month delay in payment to any “specified employee” (as defined in Code Section 409A) following such specified employee’s date of termination which entitles him or her to a payment under this Plan. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year. Each payment under the Plan, including each Benefits Offset Payment, shall be treated as a separate identified payment for purposes of Code Section 409A.

If the Executive is a specified employee (as defined in Treasury Regulation Section 1.409A-1(i)), any such payment that is subject to Code Section 409A and that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first regularly scheduled payroll date on or after the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

4.    ADMINISTRATION PROVISIONS.

4.1    Adoption and Modification. This Plan has been adopted by the Committee. Modifications to, or termination of, this Plan can occur only in writing through official action of the Board, the Committee, or a designee of the Board or the Committee. Any communications or other purported modifications to this Plan that have not been so adopted are void. In no case can this Plan be modified or terminated, or the eligibility of an Executive revoked for two years following a Change in Control.

4.2    Claims and Appeals.

A.	Filing Claims. Any Executive who believes he or she is entitled to Severance Benefits may file a claim for benefits with the Committee (or its designee).

B.
Notification to Claimant. If a claim is wholly or partially denied, the Committee (or its designee) will furnish written or electronic notification (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) of the decision to the Executive within 90 days of receipt of the claim in a manner calculated to be understood by the Executive. Such notification shall contain the following information:

1)	the specific reason or reasons for the denial;

2)	specific reference to pertinent Plan provisions upon which the denial is based;

3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4)
a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the Executive’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Committee (or its designee) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the Executive shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee (or its designee) expects to render the benefit determination.

C.	Review Procedure. An Executive or his or her authorized representative may, with respect to any denied claim:

1)	request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;

2)	submit written comments, documents, records and other information relating to the claim for benefits; and

3)	upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

Upon receipt of a timely, written application for review, the Committee (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the Executive relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the Executive (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Committee (or its designee) in writing within the prescribed period of time, then the Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.

Any request or submission must be in writing and directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in light of its findings.

D.
Decision on Review. The Committee (or its designee) will render a decision upon review no later than 60 days after receipt of the request for a review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the Executive prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Executive, as well as specific references to the pertinent provisions of the Plan on which the decision is based, including a statement of the Executive’s right to bring a civil action under ERISA section 502(a). If the decision on review is not furnished to the Executive within the time limits prescribed above, the claim will be deemed denied on review. Notwithstanding the statements above, any further appeal by the Executive under ERISA shall be subject to arbitration as set forth in Section 5 of the Participation Agreement.

4.3    Administration. The Committee shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have full power and discretionary authority to determine eligibility for Severance Benefits and to construe the terms of the Plan, including, but not limited to, the making of factual determinations, the determination of all questions concerning benefits and procedures for claim review and the resolution of all other questions arising under the Plan. Severance Benefits under the Plan will be payable only if the Plan Administrator determines in the Plan Administrator’s discretion that the Executive is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this Plan.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of this Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator has discretionary authority to grant or deny benefits under this Plan. In no event shall an Executive or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under this Plan have been complied with and exhausted.

4.4    Change in Control. This Plan shall be binding on the Company’s successors, including following a Change in Control.

4.5    No Assignment. Severance Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment,

attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.

4.6    No Employment Rights. This Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any associate or other person at any time, for any reason and with or without notice or cause.

4.7    Plan Funding. No associate shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any payment which becomes due under the Plan is an unfunded obligation and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company personally guarantees in any manner the payment of Severance Benefits.

4.8    Transfer to Affiliate & Responsibility for Payment. Severance Benefits are not available to an Executive as a result of the Executive’s change, transfer, or termination of employment due to the transfer of an Executive from one Affiliate to another, or to or from the Company (unless such change, transfer, or termination constitutes “Good Reason” under the Executive’s Participation Agreement). In the event of such a transfer, or if the Executive is employed by an Affiliate, (a) the Executive shall be or remain covered under this Plan and the related Participation Agreement, and (b) both the Affiliate that directly employs the Executive and the Company shall be jointly and severally liable for the payment of Severance Benefits to the Executive.

4.9    Applicable Law. This Plan shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in the event that any reference shall be made to State law, the laws of the State of Ohio shall apply, without regard to its conflicts of law provisions.

4.10    Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

5.    DEFINITIONS.

5.1    “Affiliate” means any Subsidiary or such other domestic entity that is either (i) a member of a controlled group of corporations (as determined under Code Section 414(b)) of which the Company is a member or (ii) a member of a group of trades or businesses under common control (as determined under Code Section 414(c)) with the Company. A “subsidiary” means any domestic entity in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

5.2    “Cause” means that an Executive:

(a)	Willfully and materially breached the terms of any agreement between the Executive and the Company; or

(b)	Engaged in willful misconduct that has materially injured the business of the Company or any affiliate; or

(c)	Willfully committed a material act of fraud or a material breach of the Executive’s duty of loyalty to the Company and its affiliates; or

(d)
Willfully and continually failed to attempt in good faith to perform the Executive’s duties (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice has been delivered to the Executive by the Company, which notice specifically identifies the manner in which the Executive has not attempted in good faith to perform his or her duties; or

(e)	Been convicted or pled guilty or nolo contender for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof.

For purposes of clauses (a) through (d), no act or failure to act by the Executive shall be deemed “willful” unless the Company reasonably determines, in good faith, that it was done or omitted to be done by the Executive not in good faith and without reasonable belief that his or her act or failure to act was in the best interest of the Company or its affiliate.

5.3    “Change in Control” shall be as defined in The Scotts Miracle-Gro Company Long-Term Incentive Plan, effective as of January 27, 2017, as may be amended from time to time, or, if a successor long-term incentive plan is adopted, then beginning one year after the effective date of the successor plan, Change in Control shall be as defined in that successor plan; provided, however, if the Hagedorn Partnership, L.P., or any related party to Hagedorn Partnership, L.P., becomes beneficial owner, directly or indirectly, of securities of The Scotts Miracle-Gro Company (“SMG”) representing more than 49% of the combined voting power of SMG’s then outstanding securities, such an event shall not constitute a Change in Control for purposes of this Plan.

5.4    “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs as specified in the Notice of Termination. For purposes of this Plan, references to a “termination of employment” or any form thereof shall mean a “separation from service” as defined under Code Section 409A.